UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)                        July 31, 2002

                     First Financial Corporation
(Exact name of registrant as specified in its charter)

Texas	0-5559	74-1502313
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Washington Avenue, Waco, Texas	76701
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code    (254) 757-2424

                                            N/A
(Former name or former address, if changed since last report)

Item 2.  Acquisition or Disposition of Assets.

        Prior to the transactions reported below (the "Transactions"), the registrant, First Financial Corporation (the "Company"), owned indirectly approximately 53% of the capital stock of First Preference Mortgage Company ("FPMC"), a Texas corporation, the primary business of which is the originating and servicing of residential mortgage loans through five offices in Eastern Texas and one office in Georgia.  Also prior to the Transactions, the remaining capital stock of FPMC (approximately 47%) was owned, indirectly, by Bluebonnet Investments, Ltd., a Texas limited partnership ("Bluebonnet"), which is controlled, in part, by David W. Mann (the president and a director of the Company) and Annie Laurie Miller (the Executive Vice President, Chief Operating Officer and Chief Financial Officer of the Company).  Bluebonnet is owned, indirectly, by David W. Mann and his siblings, Mary Hyden Hunter and Allen B. Mann, each of whom is also a director of the Company.  Additional information as to the ownership and control of the Company by David W. Mann, Annie Laurie Miller and others is disclosed in the Company's Forms 8-K dated April 4, 2001 and August 20, 2002, which information is incorporated herein by reference.  As a result of the Transactions, the Company acquired all of the capital stock of FPMC previously owned by Bluebonnet and the ownership structure of FPMC was simplified so that currently the Company directly owns 100% of the capital stock of FPMC.

        Prior to the Transactions, (i) the Company owned, directly, approximately 53% of Key Group, Ltd., a Texas limited partnership, and approximately 47% of Key Group Ltd. was owned, directly, by Bluebonnet; (ii) Key Group Ltd. owned all of the capital stock of First Preference Holdings, Inc. ("FPHI"), a Texas corporation; (iii) FPHI owned all of the capital stock of  Security Washington Avenue Corporation ("Security"), a Delaware corporation; and (iv) Security owned all of the capital stock of FPMC.

        On or shortly after July 31, 2002 the following Transactions occurred:

        1.                  Key Group, Ltd. was dissolved and distributed all of its assets to its partners, as a result of which the Company received approximately 53% and Bluebonnet received approximately 47% of the capital stock of FPHI.

        2.                  The Company purchased from Bluebonnet all of the capital stock of FPHI owned by Bluebonnet (valued at approximately $478,361) in exchange for (i) the Company's 24% limited partner interest (valued at approximately $290,699) in Vidor, Ltd., a Texas limited partnership, the business of which consists of the ownership and development of real estate located in eastern Texas, (ii) the Company's 25% membership interest (valued at approximately $10,465) in Vidor Whispering Pines, L.C., a Texas limited liability company, the business of which consists of the ownership and development of real estate, primarily trailer parks, located in eastern Texas, and (iii) a promissory note (the "Promissory Note") in the principal amount of $177,197 payable in full in three years, bearing interest at 7.25% per year payable quarterly, and secured by approximately 78.471 acres of unimprovedreal estate owned by the Company located in Robinson, Texas (the "Robinson Real Estate").  As a result of this purchase from Bluebonnet, the Company became the sole owner of all of the outstanding capital stock of FPHI.  For purposes of determining the purchase price of the assets exchanged in these transactions, all non-cash assets other than the Promissory Note were evaluated at the valuations determined in recent appraisals received from independent, expert appraisers.

        3.                  Security merged with and into FPHI, after which FPHI merged with and into FPMC, with FPMC being the surviving corporation.

        4.                  The Robinson Real Estate was transferred by the Company to FPMC as a capital contribution and the Promissory Note was assumed by FPMC.

        5.                  Real estate owned by FPMC at 800 Washington Avenue in Waco, Texas, was sold to FVI Acquisition, L.C. ("FVI") for $750,000 (70% cash at closing and 30% seller financed over 3 years with interest at ½% over the Wells Fargo Bank, N.A. prime rate) and leased back by FVI to FPMC pursuant to a triple-net lease calling for monthly rental payments  of $9,382.00 for a primary term of three (3) years. FVI is a Texas limited liability company the manager of which is David W. Mann and all of the membership interests in which are owned by the trusts for the benefit of Mr. Mann's minor children.

        As a result of the Transactions, Key Group, Ltd., FPHI and Security have been eliminated and FPMC is now wholly owned, directly, by the Company.

Item 7.(B.)      Pro Forma Financial Information

        The following unaudited pro forma combined condensed financial statements give effect to the July 31, 2002 acquisition of all the outstanding capital stock of FPMC in exchange for the Company's interest in Vidor, Ltd., and Vidor Whispering Pines, L.C., and a note payable in the amount of $177,197. The statements also give effect of the sale and lease back of the building  to FVI.

The pro forma combined condensed balance sheet gives effect to the acquisition as if it had been consummated June 30, 2002. The pro forma combined condensed income statements for the year ended December 31, 2001 and for the six months ended June 30, 2002, give effect to all transactions as if all had been consummated on January 1, 2001.

The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the financial position or operating results that would have occurred had the transactions been consummated at the dates indicated, nor are they indicative of future financial position or operating results.

SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST FINANCIAL CORPORATION
                           (Registrant)

Date:    November 14, 2002                                         By:       /s/ David W. Mann
                                                                                                David W. Mann, President

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